UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 3, 2005

CRAY INC.

(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	0-26820 (Commission File Number)	93-0962605 (I.R.S. Employer Identification No.)

411 First Avenue South, Suite 600
Seattle, WA 98104-2860
(Address of principal executive offices)

Registrant’s telephone number, including area code:	(206) 701-2000
Registrant’s facsimile number, including area code:	(206) 701-2500

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

     We commenced today the following actions in order to reduce costs and to drive to profitability:

•	A world-wide reduction in our work force of approximately 90 employees, or 10%, primarily in operations, sales and marketing. We began notifying affected employees today and notifications are expected to be completed this week although additional actions may occur in the third quarter;

•	A temporary graduated reduction in salary, mandatory for all U.S. employees and voluntary for international employees, affecting annual salaries above $50,000. The salary reductions will be effective July 1, 2005, and are expected to continue no later than December 31, 2005; and
•	Further emphasis on expense management, including reductions in certain benefits, restricted travel and discretionary spending.

     These actions are being taken in connection with a realignment of our engineering resources to a revised product roadmap that is designed to both support continued sales of current products and reduce the number of our research and product development initiatives while maintaining our ability to deliver supercomputer leadership class products in 2006 and beyond.

     We are taking these actions at this time in light of our financial losses in 2004 and the first quarter of 2005, anticipated delays in customer acceptances of several large supercomputer systems previously or currently being shipped until the second half of 2005 and to reduce operating expenses. These factors have resulted in a weak cash balance position and will adversely affect our cash flow until we receive product acceptances and payments. We believe these actions are necessary in order to achieve positive cash flow and reach profitability on a sustained long-term basis.

     The anticipated benefit of the work force reductions is expected to be in the range of $5.5 million annually and of the salary and benefit reductions is expected to be approximately $2.5 million in the second half of 2005. Severance payments are expected to continue until late in the fourth quarter of 2005. We expect that severance costs recognized in the quarter ended June 30, 2005, will be in the range of $2 million. We may decide in the future to take other actions that may result in additional charges, write-downs and impairments recognized in the second or subsequent quarters.

     This Current Report on Form 8-K includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially affect future results. These risks include, but are not limited to, statements regarding our reduction in work force plan, salary reduction, expense management and revised product roadmap (including the anticipated benefits, costs and timing of such actions), and the factors listed or described from time to time in our filings with the Securities and Exchange Commission. For a discussion of these and other risks, see “Factors That Could Affect Future Results” in our most recent Quarterly Report on Form 10-Q filed with the SEC. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

Item 8.01 Other Events.

     As previously disclosed, we were served on May 25, 2005, with a complaint filed by Marie Limantour, on behalf of herself and all others similarly situated, in the U.S. District Court for the Western District of Washington. We are aware of several other similar lawsuits filed against us in that court on June 3, 2005 and later dates, although we have not yet been served with the complaints in all of those cases. Each of these complaints names us and certain of our current and former officers as defendants. The plaintiffs in these complaints seek to represent a class of purchasers of our securities during periods that begin as early as October 23, 2002 and end as recently as May 12, 2005. The complaints allege federal securities law violations in connection with the issuance of various reports, press releases and, in some cases, statements in investor telephone conference calls. Each complaint requests certification of the class described therein and seeks unspecified damages, interest, attorneys’ fees, costs and other relief. We expect that these cases will eventually be consolidated into a single action. We believe the complaints are without merit, and we intend to defend them aggressively.

     On June 3 and June 17, 2005, shareholder derivative complaints were filed in the U.S. District Court for the Western District of Washington against members of our board of directors and certain current and former officers. The derivative plaintiffs purport to act on behalf of Cray and make allegations substantially similar to those in the putative class action complaints, as well as allegations of breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, and unjust enrichment. The complaints seek to recover on behalf of Cray unspecified damages and seek attorneys’ fees, costs and other relief.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

June 27, 2005

Cray Inc.
By:	/s/ Kenneth W. Johnson
Kenneth W. Johnson
Senior Vice President and General Counsel

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